                                  EXHIBIT 11

                Statement re: Computation of Earnings Per Share
                   (In thousands, except Earnings per Share)

                                           Three Months Ended
                                             March 31, 2000     March 31, 1999
                                           ------------------   --------------
Net income                                       $  142             $   60
Average Shares Outstanding                        2,323              2,313
Basic Earnings Per Share                         $ 0.06             $ 0.03

Net income                                       $  142             $   60
Average Shares Outstanding before the
    effect of options                             2,323              2,313
Effect of Options                                    --                 --
Average Shares Outstanding including
    options                                       2,323              2,313
Diluted Earnings Per Share                       $ 0.06             $ 0.03